NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749

LUFKIN INDUSTRIES REPORTS 26.8% GROWTH IN SECOND QUARTER 2008 EARNINGS FROM CONTINUING OPERATIONS TO $1.42 PER DILUTED SHARE

Raises 2008 Guidance for Earnings from Continuing Operations to Range of
$5.50 to $5.70 per Diluted Share

LUFKIN, Texas -- (July 16, 2008) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the second quarter ended June 30, 2008.  Sales increased 30.6% to $174.5 million from $133.6 million for the second quarter of 2008.  Earnings from continuing operations were $21.2 million for the second quarter of 2008, up 24.0% from $17.1 million for the second quarter of 2007.  Earnings from continuing operations per diluted share increased 26.8% to $1.42 for the second quarter of 2008 from $1.12 for the second quarter last year.  Results for the second quarter of 2008 included the impact of unexpected noncash expense related to oil field and power transmission LIFO inventory valuation of $0.14 per diluted share, somewhat offset by a $0.06 per diluted share benefit from a favorable resolution of an IRS tax audit.  Lufkin successfully completed the closure of its trailer business and is now treating it as a discontinued operation.

For the first six months of 2008, sales rose 17.5% to $315.6 million from $268.6 million for the comparable period in 2007.  Earnings from continuing operations increased to $36.8 million, or $2.47 per diluted share, for the first half of 2008, from $34.8 million, or $2.29 per diluted share, for the first six months of 2007.

John F. (Jay) Glick, president and chief executive officer of Lufkin, commented, “We are very pleased with the profitable growth during the second quarter of 2008, which exceeded our guidance for the quarter.  The fundamental demand for energy, reflected in record high prices for oil, continued to push demand for our oil field pumping units, automation products and field services. Demand from North America was significantly stronger than we had seen in prior quarters.  The energy sector also drove demand for products from the power transmission division, but unlike our oilfield products, the strongest demand was from international markets.

“Oil field sales for the second quarter of 2008 increased 35.8% to $126.5 million from $93.2 million for the second quarter of 2007 and increased 25.4% from $100.9 million for the first quarter 2008.  The high demand from the North American market, coupled with a change in buying practices that resulted in larger quantity orders from U.S. customers with staged deliveries for the balance of 2008, resulted in very strong new orders during the quarter.  This large influx of business increased the backlog for oil field products to $170.9 million at the quarter’s end, up 206.4% from the end of the second quarter of 2007 and up 76.1% from the end of the first quarter 2008, in spite of the increase in shipments for the first quarter.  While we are pleased with the volume of new orders received during the second quarter, we expect the pace to slow, but remain well above last year’s levels, for the balance of 2008.

“The high demand for energy continued to drive the growth in our oil field automation and services businesses in both North American and international markets.  While demand for our oil field services has remained consistent with long-term growth trends, interest in our automation technology has grown significantly as our customers seek to maximize their production and improve their operating efficiencies.

“Sales of Lufkin’s power transmission products increased 18.8% for the second quarter of 2008 to $48.0 million from the second quarter of 2007 and increased 19.5% from the first quarter of 2008.  In addition, our power transmission backlog expanded to $138.8 million at the end of the latest quarter, up 22.9% from the end of the second quarter of 2007 and 0.9% from the end of the first quarter of 2008.  We are encouraged that our continued investment in people and equipment is expanding our production capacity to keep pace with the growth in demand for our products, as evidenced by revenue growth of nearly 20% from the first quarter.  Even with the higher volume of sales, the backlog increased for the tenth consecutive quarter.

“During the second quarter, the power transmission division saw an increase in demand for its products from the oil and gas sector, the petrochemical sector, and the power generation sectors, all reflecting the strong global demand for energy.  While this demand benefited both our U.S. and European operations, the ultimate destination for most products booked during the quarter will be for installations outside of the U.S.”

Based on the Company’s results for the first half of 2008, its backlog of $309.7 million at the end of the second quarter and the outlook for its major markets for the balance of 2008, Lufkin today raised its guidance for earnings from continuing operations per diluted share for 2008 to a range of $5.50 to $5.70 from the previous range of $5.10 to $5.30.  Consistent with this guidance, the Company also today established its guidance for earnings from continuing operations per diluted share for the third quarter of 2008 in a range of $1.55 to $1.65.

Mr. Glick concluded, “During the second quarter of 2008, global demand for energy drove demand for all our products, particularly for our oil field products and services in the United States. We recognize the global economic impact of such high energy prices and their potential impact on demand for oil and gas.  In addition, the continuing increase in metals prices, along with other commodity prices, also poses a challenge for Lufkin and other global producers.  In spite of these challenges, we intend to meet the market demand for our products by increasing output through continued, intelligent investment in new production technology, coupled with lean, efficient manufacturing and outstanding customer service.  The successful execution of these strategies will position the Company for future growth, improved market share and further expansion in shareholder value.”

Lufkin will discuss its results for the second quarter in a teleconference call today at 9:00 a.m. (central time).  To listen to the call, participants should dial (913) 312-0726 approximately 10 minutes prior to the start of the call.  A telephonic replay will be available from 12:00 p.m. (central time) July 16, 2008 through July 23, 2008, by dialing (719) 457-0820 and entering reservation number 2495281.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales	$174,488	$133,575	$315,558	$268,559
Cost of sales	126,693	94,173	227,243	189,788
Gross profit	47,795	39,402	88,315	78,771

Selling, general and administrative expenses	16,976	14,372	33,741	28,451
Operating income	30,819	25,030	54,574	50,320

Other income (expense), net	715	1,555	933	2,492

Earnings from continuing operations before income tax provision	31,534	26,585	55,507	52,812
Income tax provision	10,356	9,505	18,744	18,062
Earnings from continuing operations	21,178	17,080	36,763	34,750

Earnings (loss) from discontinued operations, net of tax	55	441	99	540
Net earnings	$21,233	$17,521	$36,862	$35,290

Basic earnings per share:
Earnings from continuing operations	$1.44	$1.14	$2.50	$2.32
Earnings from discontinued operations	$0.00	$0.03	$0.01	$0.03
Net earnings	$1.44	$1.17	$2.51	$2.35

Diluted earnings per share:
Earnings from continuing operations	$1.42	$1.12	$2.47	$2.29
Earnings from discontinued operations	$0.00	$0.03	$0.01	$0.03
Net earnings	$1.42	$1.15	$2.48	$2.32

Dividends per share	$0.25	$0.21	$0.50	$0.42

Weighted average number of shares outstanding:
Basic	14,772,015	15,026,974	14,707,037	14,991,428
Diluted	14,922,885	15,229,990	14,864,895	15,209,214

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	June 30,	Dec. 31,
	2008	2007
Current assets	$333,547	$292,867
Total assets	527,025	500,656
Current liabilities	74,600	68,134
Shareholders’ equity	412,292	384,653
Working capital	258,947	224,733

LUFKIN INDUSTRIES, INC.
Division Performance
(Thousands of dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales:
Oil field	$126,507	$93,173	$227,416	$194,459
Power transmission	47,981	40,402	88,142	74,100
Total	$174,488	$133,575	$315,558	$268,559

	June 30,	March 31,	June 30,
	2008	2008	2007
Backlog:
Oil field	$170,917	$97,066	$55,787
Power transmission	138,785	137,598	112,903
Total	$309,702	$234,664	$168,690